CORPORATE INVESTOR RELATIONS 5333 - 15TH Avenue South, Suite 1500 Seattle, WA 98108 206.762.0993 www.stockvalues.com	CLIENT: Wilshire State Bank CONTACT: Brian E. Cho, SVP & CFO 213.387.3200 www.wilshirebank.com News Release

News Release
WILSHIRE BANCORP DECLARES TWO-FOR-ONE STOCK SPLIT

LOS ANGELES, CA - November 22, 2004 - Wilshire Bancorp Inc. (Nasdaq: WIBC) today announced that its Board of Directors has declared a two-for-one stock split, to be effected in the form of a 100% stock dividend. The additional shares will be paid on December 14, 2004, to shareholders of record at the close of business on December 3, 2004. Shareholders will receive one additional share of WIBC common stock for each share owned.

Following the issuance of the additional shares, Wilshire Bancorp will have approximately 28 million shares outstanding. Current shareholders need not take any action, and any shares purchased by the close of business on December 14, 2004, will be eligible to receive additional shares.

“We are focused on building shareholder value, both through improving trading liquidity and growing our franchise value and earnings,” stated Soo Bong Min, President and CEO. “We announced last week the opening of a branch in Dallas, Texas, as well as our ranking as the nation’s 16th largest SBA lender. Last month, we reported record earnings for the third quarter and first nine months of 2004 both up 53% from the same periods the previous year.”

In late December 2003, Investor’s Business Daily ranked Wilshire at the top of the ‘Who’s Who Among Regional Banks’ list. In June 2004, Wilshire was added to the Russell 3000 index, and in July the company ranked #8 in the Top 200 Publicly Traded Banks by U.S. Banker, which listed community banks by their three-year average return on equity. Wilshire was also named one of Sandler O’Neill’s 2004 Bank and Thrift Sm-All Stars, which honored the top 30 performing small banks in the country.

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire State Bank, which has 14 branch offices in California and Texas, and five Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio and Las Vegas. The bank is an SBA preferred lender at all of its office locations, excluding the newest LPOs in San Antonio and Las Vegas. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. The bank’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the ability to continue to grow Wilshire State Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Business Wire at 5:00 am PST on November 22, 2004.